LEASE AGREEMENT

PLAMEX IV

LEASE AGREEMENT ENTERED INTO BY AND BETWEEN FINSA PORTAFOLIOS, S.A. DE C.V., AS LESSOR, REPRESENTED BY MR. SERGIO R. ARGÜELLES GONZALEZ IN HIS CAPACITY AS LEGAL REPRESENTATIVE, AND PLAMEX, S.A. DE C.V., AS LESSEE, REPRESENTED BY MR. ALEJANDRO BUSTAMANTE GUTIERREZ IN HIS CAPACITY AS LEGAL REPRESENTATIVE, ACCORDING TO THE FOLLOWING DECLARATIONS AND CLAUSES:

D E C L A R A T I O N S

  The Lessor, through its legal representative states that:
    It is the owner of the Land and the Building described in Exhibit “A” hereto.
    Lessor wishes to lease the Leased Property to the Lessee under the terms and conditions herein below described.
    The Leased Property is zoned for all legal light and medium industrial purposes by the competent authorities in Tijuana, Baja California, Mexico.
    The Lessor and its legal representative have the necessary authority to enter into this Contract, such authority having been neither limited nor revoked in any manner whatsoever.
  The Lessee, through its legal representative hereby states that:
    It is a mercantile corporation incorporated in accordance with the applicable Laws.
    It wishes to lease the Leased Property under the terms and conditions herein below mentioned.
    The Lessee and its legal representative have the necessary authority to enter into this contract, such authority having neither been limited nor revoked in any manner whatsoever as of the date hereof.
  Both parties state that in entering into this Agreement there has been neither error, violence, bad faith, duress among them nor other consensual defects.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

C L A U S E S

   FIRST. DEFINED TERMS. The following terms shall have the meanings set forth below:

  “Lessor” shall mean Finsa Portafolios, S.A. de C.V.
  “Lessee” shall mean Plamex, S.A. de C.V.
  “Maintenance and Technical Committee” shall mean the Maintenance and Technical Committee of the Industrial Park.
  “Agreement and/or Lease” shall mean this agreement with all its exhibits, attachments and future amendments and addendums agreed by both parties.
  “Security Deposit” shall be in an amount equal to 2 (two) months Rent (as defined below) plus the value added tax applicable in Mexico or any other tax or charge of a fiscal nature that substitutes the value added tax.
  “Lessor's Address” shall mean Privada Misiones No. 1123-4, Misiones Industrial Park, in Tijuana, Baja California, CP 22500, with copy to Avenida Ricardo Margain, No. 555-C, Colonia Valle del Campestre, 66267 San Pedro Garza Garcia, Nuevo Leon, Mexico. Attention: Mr. Sergio R. Argüelles Gonzalez, with copy to Marco A. Leija and Hans J. Hutterer Arellano, Esq.
  “Lessee's Address” shall mean Lot 2 of Block 2 located at Avenida Corporativo No. 4-C in the Finsa Tijuana International Industrial Park, Tijuana, Baja California, CP 23290, Mexico. Attention: Mr. Alejandro Bustamante Gutierrez.
  “Building” shall mean the building known as “H Unico” and other improvements constructed by Lessor on the Land, having a surface area of approximately 1,327.21 square meters (14,286.00 square feet).
  “Commencement Date” shall mean July 8, 2004 and upon which the payment of Rent (as such term is defined below) by Lessee shall commence in the terms and conditions of this Agreement.
  “Expiration Date” shall mean August 8, 2004.
  “Guarantor” shall mean Plantronics Inc.
  “Guaranty” shall mean the guaranty of Lessee’s obligations under this Agreement, executed and delivered by Guarantor simultaneously with the execution and delivery of this Agreement and substantially in terms of the format attached hereto as Exhibit “E”.
  “Laws” shall mean all applicable laws, including, but not limited to, environmental laws, the Civil Code of the State of Baja California, Mexico, its statutes, codes, orders, official norms, regulations and with any related directive, and with all rules, orders, regulations or requirements of any board of fire underwriters or any other similar body with respect to the Leased Property or the use or occupancy thereof.
  “Mexico” shall mean the United Mexican States.
  “Industrial Park” shall mean the Finsa Tijuana International Industrial Park located at Tijuana, Baja California, Mexico.
  Extension Periods” shall have the meaning given to that term in Clause Thirteenth.
  “Leased Property” shall mean the Land and the Building.
  “Rent” has the meaning given to that term in Clause Fifth.
  “Term” shall mean the Initial Term including the Extension Periods in case that the Initial Term is extended in accordance with the terms and conditions set forth in this Agreement.
  “Initial Term” shall mean the period commencing on the Commencement Date and ending on the Expiration Date.
  “Land” shall mean a portion of a certain real property of approximately 2,071.15 square meters (approximately 22,293.67 square feet), identified as Lot 2 of Block 2 of the Industrial Park, on which the Building is constructed.
  “Permitted Uses” shall mean non-contaminating manufacturing, warehouse and office uses to the extent these are permitted under the Licencia de Uso del Suelo, the zoning designations, contained in the City of Tijuana, Baja California, Mexico, applicable Laws and the Industrial Park covenants and internal regulations.

SECOND. THE LEASED PROPERTY. In accordance with the terms of this Agreement, the Lessor shall deliver to the Lessee on the Commencement Date the use and temporary possession of the Leased Property and the Lessee accepts the same and agrees to be obligated to use and enjoy the Leased Property in accordance with the provisions of this Agreement and the applicable Laws.

THIRD. USE AND ENJOYMENT OF THE LEASED PROPERTY. The Lessor states that it has clear, absolute and complete ownership title to the Leased Property, and that the Lessee shall have the quiet use and enjoyment of the same.

Similarly, the Lessor and the Lessee agree that as provided by the terms of the Laws, this Lease shall survive any ownership conveyance with respect to the Leased Property or the foreclosure of any lien or mortgage of the Lessor over the same, and that any default in payment of such liens or mortgages, will in no way prejudice the terms of this Agreement.

The parties execute and sign a copy of the existing protective covenants and restrictions that operate jointly with the Maintenance and Technical Committee, the same being obligatory for the Lessee. Such protective covenants and restrictions are attached hereto as Exhibit “B” and are incorporated herein as if fully set forth verbatim. The Lessor represents that the Leased Property is not nor will be in violation of any of said protective covenants and restrictions and/or the Laws.

FOURTH. USE OF THE LEASED PROPERTY. The Lessee will use the Leased Property only for manufacturing, “assembly” processes, design, research and development, warehousing and offices and for general light and medium industry operations, and must be in compliance with all applicable Laws to provide the quiet use of the Leased Property. The Leased Property shall not be used in any way, which contravenes the protective covenants and restrictions, which form a part hereof as Exhibit “B”.

FIFTH. LEASE RENTS. The Lessee will pay, as consideration for the use and enjoyment of the Leased Property, a monthly rent of US$0.36 (Zero 36/100 Dollars, legal currency of the United States of America) per square foot of the Building, that is the monthly amount of US$5,142.96 (Five Thousand One Hundred Forty Two 96/100 Dollars, legal currency of the United States of America), or its equivalent in Mexican Pesos, national currency, in accordance with the exchange rate, at the option of Lessee, published in the Official Gazette of the Federation (Diario Oficial de la Federacion) to solve obligations denominated in foreign currency in Mexico and in effect on the payment date, plus the corresponding value added tax for each payment (hereinafter the “Rent”) or any other tax or charge of a fiscal nature that substitutes the value added tax.

The Rent any other amount payable to Lessor by Lessee in terms of this Agreement, shall be paid in advance on monthly basis to Lessor or to whomever is designated thereby in writing, within the first ten (10) business days of each month at Lessor’s Address or any place that Lessor previously instructs Lessee in writing. In case Lessee defaults on the timely payment of the Rent, Lessee shall pay to Lessor a monthly penalty interest charge equal to 5% (five percent) for each day in arrears of the payment of said Rent and/or any other amount owed to Lessor and until the payment of the same. Furthermore, the monthly Rent shall be paid by Lessee in full even if the Lessee occupies only part of the Leased Property, therefore the Lessee hereby waives all benefits as they may be established in article 2300 of the Civil Code of the State of Baja California, Mexico; benefits that are expressly waived in accordance with the article 7 of the said Code.

During the Term of this Agreement, the Rent shall be annually increased in accordance with the real increase of the “U.S. Bureau of Labor Statistics Consumer Price Index for All Urban Consumers, Average in the City of San Diego California, United States of America, (1982-1984=100)”, accumulated of twelve months prior to the month that corresponds to each increase, same which shall not exceed 3.5% (three point five percent) per year.

The Lessor agrees to render to the Lessee formal Mexican invoices concerning each monthly Rent and all other payment hereunder for the full amounts paid in connection with this Lease, which must comply with all the legal and tax requirements and include a breakdown of the value added tax.
SIXTH. TAXES AND UTILITIES. The Lessee shall be responsible for the payment of the corresponding value added tax or any other tax or charge of a fiscal nature that substitutes the value added tax in accordance with the corresponding tax laws. The property tax (predial tax or “impuesto predial”) of the Leased Property shall be paid by Lessor and any other taxes caused by the Leased Property or this Lease will be paid by the party on which the Law imposes such obligation.

It is the purpose and intent of Lessor and Lessee that the Rent payable hereunder shall be absolutely net to Lessor so that this Lease shall yield, net to Lessor, the Rent specified herein in each year during the Term. To the extent applicable, value added tax will be paid by Lessee or Lessor on all Lessor or Lessee reimbursements or payments required hereunder, as indicated in the applicable invoice from Lessor to Lessee or from Lessee to Lessor.

The Lessor states that the infrastructure for the electricity, telephone lines, water and sewer utilities is available and installed in the Building and the parties additionally agree that the Lessee will be responsible for payment at its own cost and expense of the consumption and contracting thereof, including hook-up fees, for which it will consume or of any additional service that it requests from the companies or entities supplying said public service infrastructure.

SEVENTH. MAINTENANCE. During the Term of this Lease, the responsibility for maintenance, repair and replacement with respect to the Leased Property, shall be governed by the following stipulations:

1.- The Lessor shall at its own cost and expense provide all the structural repairs and replacements that may be needed due to the normal wear and tear of the Building, provided that the same are not imputable to the negligence or bad faith of the Lessee, and shall provide any main repairs to the Building foundations, the structure of the floors, the structure of the exterior walls and paint and the structure of the roof.

2.- The Lessee shall maintain and carry out at its own cost and expense all non-structural repairs, including the exterior of the Building, and including keeping the roof, gutters and downspouts clean and painted, the interior and exterior paint of the Building, all electric, hydraulic and air conditioning systems and the insulation of the Building, from the date of execution of the Agreement until its vacancy and delivery at Lessor’s reasonable satisfaction, in accordance with Exhibit “D” attached hereto for more reference, provided the necessity for such repairs has not been caused by the negligence or bad faith or responsibility of the Lessor. Furthermore, the Lessee hereby waives all benefits as they may be established in article 2290 of the Civil Code of the State of Baja California, Mexico; benefits that are expressly waived in accordance with the article 7 of the said Code.

3.- The Lessee shall participate in the Maintenance and Technical Committee and will be subject to the operational regulations of the Industrial Park, which, executed and signed by the parties hereto, are attached hereto as Exhibit “C” and form a part hereof for all legal purposes. The Lessee shall pay to Lessor for the maintenance of the Industrial Park, the monthly fixed amount of US$0.01 (Zero 01/100 Dollars, legal currency of the United States of America) per square feet of the Land, that is the monthly fixed amount of US$222.94 (Two Hundred Twenty Two 94/100 Dollars, legal currency of the United States of America), or its equivalent in Mexican Pesos, national currency, in accordance with the exchange rate published in the Official Gazette of the Federation (Diario Oficial de la Federacion) to solve obligations denominated in foreign currency in Mexico and in effect on the payment date, plus the corresponding value added tax for each payment or any other tax or charge of a fiscal nature that substitutes the value added tax. This cost includes street maintenance, security of the Industrial Park, lighting maintenance in the common areas, green areas, signs and maintenance of the Industrial Park infrastructure in general.

4.- The Lessee agrees to comply with the provisions contained in the preventive maintenance program which for more reference is attached hereto as Exhibit “D”, and to provide such maintenance with personnel qualified by the equipment and installations fabricators that required so, in order to maintain in force the guaranties granted by the fabricators.

If at any time during the Term of this Lease, the Lessee fails to perform any of its obligations assumed in this Clause, the Lessor, after thirty (30) calendar days of having given written notice to the Lessee to this effect (or without notice in the case of emergency), and without waiving or releasing the Lessee from any of its obligations contained in this Clause, may, but without being obligated to do so, perform acts which the Lessee is obligated to perform in accordance with the same, and shall be able to enter the Leased Property for such purpose, and to carry out all acts that were necessary in the particular case.

All sums paid by the Lessor with respect to the performance of said obligations of the Lessee, shall be payable by Lessee to Lessor within 5 (five) days following to its demand. In the event that Lessee has not reimbursed the Lessor as per the paragraph above then the Lessee shall pay a late payment penalty to Lessor in the amount of 2% (two percent) per month.

Additionally, the parties agree that the Lessor shall have the right to perform at its sole discretion risk and expense, an inspection for the purposes of verifying the compliance of Lessee with the terms of the preventive maintenance program mentioned in this Clause. The inspection shall be conducted during business hours, with 24-hour (twenty four-hour) prior written notice tendered to Lessee by Lessor and in such manner that does not interfere with Lessee’s operation.

EIGHTH. DISCHARGE OF RESIDUAL WATERS. The Lessee agrees to yearly deliver to Lessor during the Term of this Lease, updated certificates issued by the competent government authorities that shall evidence that Lessee is in compliance in regard to the content of the residual waters discharged by Lessee in the Leased Property in accordance with the applicable Laws.

NINTH. MODIFICATIONS. The Lessee may not modify the basic structure, the external appearance or the basic utility services installed in the Leased Property, nor make any major alterations without express written authorization from the Lessor, such authorization not being unreasonably denied.

The Lessee is hereby authorized to make minor modifications or alterations to the Leased Property at its own cost and risk, with prior written notice to Lessor describing said modifications or alterations and so long as said alterations or modifications do not alter or deteriorate the structure of the Leased Property.

All the fixtures and/or equipment of whatsoever nature which were installed in the Leased Property by the Lessee during the Term of the Lease, whether permanently affixed or not, shall continue being the property of the Lessee and shall be removed by Lessee at the Expiration Date, unless the Lessee and the Lessor agree otherwise in writing; it being understood, however, that the Lessee shall adequately seal, cut and cover all wires, piping or ducts related to any improvement that the Lessee removes or that the Lessor orders to be removed. If any wire, piping or duct is incorporated into the walls or roofs, the Lessee shall provide Lessor with blueprints detailing the location of said wiring, piping or duct. The Lessee hereby waives all benefits as they may be established in article 2298 of the Civil Code of the State of Baja California, Mexico; benefits that are expressly waived in accordance with the article 7 of the said Code.

TENTH. LIABILITY, DAMAGE AND CASUALTY. The Lessee and the Lessor shall each be responsible for damages to the Leased Property caused by their own fault or negligence or that of their contractors, subcontractors, agents, employees or visitors. If the Leased Property is damaged or destroyed by fire, earthquake, force majeure, act of god or any other casualty Lessee shall immediately notify the Lessor of any such casualty including a detailed description of the facts.

ELEVENTH. ASSIGNMENT AND SUBLEASING. The Lessee may not sublease the Leased Property nor assign this Lease unless (i) it has the prior express written authorization of the Lessor or (ii) the Lessee assigns this Lease or sublets the Leased Property to an affiliate of Lessee or a subsidiary company of the Guarantor, provided the Guaranty remains in full place and effect in regard to Lessee’s obligations under this Lease acquired by said assignee or sublessee and the use of the Leased Property remains consistent with this Lease. In the event of a sublease, the Lessee will be responsible for the fulfillment of all of its obligations according to the terms of this Lease and in all cases the Lessor shall sign in accordance the assignment or sublease agreement executed in regard to the above. Notwithstanding the above, Lessee shall provide Lessor with a 30 (thirty) business day written notice prior to such assignment or sublease. Acceptance of monies from people other than the Lessee will not be constructed as a waiver of this Clause. Additionally, the Lessee hereby waives all benefits as they may be established in articles 2275 and 2366 of the Civil Code of the State of Baja California, Mexico; benefits that are expressly waived in accordance with the article 7 of the said Code.

TWELFTH. INSURANCE. The parties to this Agreement specifically agree that:

1.- During the Term of this Lease, the Lessor will obtain and maintain in force at the Lessee’s expense, insurance policies covering the Leased Property of the type and in the amounts referred to hereinafter:

   a).- Insurance that covers any loss or damage to the Leased Property caused by fire, lightning, explosion, hurricanes and hail, airplanes, vehicles and smoke, earthquakes and/or volcanic eruptions, strikes, riots and vandalism, including the foundations, the rubbish removal and any other risks now or hereinafter embraced by the so-called “Extended Coverage” in Mexico, in amounts sufficient to prevent the Lessor or the Lessee from becoming a co-insurer under the terms of the applicable policies, but in any case and at all times, in amounts not less than 100% of the “full insurable value” of the Building, which for purposes hereof will be considered as the replacement cost of the Building equal to US$485,136.00 (Four Hundred Eighty Five Thousand One Hundred Thirty Six 00/100 Dollars, legal currency of the United States of America) and said amount shall be annually adjusted in such form that represents at all time the total replacement cost of the Building.

   b).- General Public Liability Insurance, which covers claims for injury or death and/or property damage for up to a maximum of US$500,000.00 (Five Hundred Thousand 00/100 Dollars, legal currency of the United States of America) or its equivalent in Pesos Mexican currency.

   c).- Insurance against rental interruption for a period of 12 (twelve) months.

2.- All the insurance provided in this clause shall be obtained and evidenced under valid and enforceable policies issued by insurers authorized to do business in Mexico.

3.- All policies of insurance herein provided shall designate the Lessor, the lender appointed by the Lessor, and the Lessee as the insured as their respective interests may appear in the Leased Property.

4.- Each insurance certificate shall contain an agreement made by the insurance company stating that such policy shall not be canceled without at least thirty (30) days prior notice to the Lessor, and that any loss payable to the Lessor will be paid, notwithstanding any omission or negligence of the Lessee.

5.- In case of casualty to the Leased Property which results in damage or destruction to the Building, the Lessee shall immediately give written notice to the Lessor and immediately begin damage adjustment proceedings.

6.- The sum of the insurance moneys that were paid as a result of such damage or destruction, less any costs, fees and expenses, if any, incurred in connection with adjustment of the loss, shall be paid to the Lessor for the purpose of restoring, replacing, rebuilding or repair of the Leased Property as nearly as possible to its original value, condition and character existing immediately prior to such damage or destruction. Any insurance proceeds received by Lessee shall be delivered to Lessor within the 5 (five) calendar days following to the reception of said proceeds.

7.- During the repair or reconstruction of the Leased Property that has been damaged or destroyed, the parties shall first look to the payments made by the insurance company covering such repair or reconstruction, but if the amounts actually paid by the insurance company should be insufficient to cover the full cost of the restoration or repair of the Building, the Lessor and the Lessee shall be responsible for the payment of the difference, according to their respective interests, liability and responsibilities.

THIRTEENTH. TERM. The Initial Term of this Lease shall be for the period of time defined by the word “Initial Term” in Clause First of this Lease.

Additionally, the Initial Term of this Lease shall be automatically renewed for 7 (seven) consecutive additional periods of 1 (one) month each (the “Extension Periods”) unless cancelled by previous written notification delivered by any party herein with at least 30 (thirty) days prior to the expiration date of the Initial Term or the Extension Period then in effect, as the case may be. The Extension Periods would commence on the expiration date of the Initial Term or the corresponding Extension Period, as it may correspond, and end on the 17th (Seventeenth) day of each month thereafter.

FORTEENTH. RETURN OF THE LEASED PROPERTY. The Lessee shall, on the expiration date of the Term, or in its case, on the corresponding date if there has been an early termination, return and deliver the Leased Property to the possession and use of the Lessor, without delay, in the same condition of order and maintenance in which Lessee received it, except for normal wear and tear, effects of the elements and casualties. For such purposes, the parties shall meet in the Building with 30 (thirty) days prior to expiration date of the Term of this Agreement to verify the condition of the Leased Property.

Likewise, all signs, inscriptions, canopies and installations of similar nature made by the Lessee shall be removed on or prior to the expiration date of the Term, in accordance with the provisions of the respective Clause of this Agreement. In the same form, Lessee shall deliver Lessor (i) evidence that all the services to the Leased Property have been duly and fully paid as to the Expiration Date; and (ii) certifications issued by the Environmental Protection Federal Department (“Procuraduría Federal del Medio Ambiente”) and the Ministry of Environment and Natural Resources (“Secretaria del Medio Ambiente y Recursos Naturales”) or any other such governmental authority or environmental consultant that at that moment has the authority issue such certifications, in which shall be evidenced that the Leased Property is free of contaminants and that during the Term of the Lease no contaminant was presented.

All furniture, trade fixtures, machinery and business equipment installed by the Lessee shall remain as property of the Lessee, unless the parties agree otherwise in writing, and shall be removed by the Lessee at any time or at the expiration date of the Term and the Lessee shall, at its own cost, repair the damage resulting from the installation or removal of said equipment or fixtures.

In the event that at the expiration date of the Term, or in the case of early termination in the terms of the same, the Lessee fails to vacate and deliver the Leased Property to the Lessor in accordance with this Clause, the Lessee will pay as damages a monthly amount resulting from multiplying the then current Rent by 2 (two).

The acceptance of said payment by the Lessor will not imply in any manner whatsoever the waiver by the Lessor of any right to recover the Leased Property.

FIFTEENTH. ACCESS OF THE LESSOR TO THE LEASED PROPERTY. The Lessee shall permit the Lessor and its authorized representatives access to the Leased Property during reasonable business hours, with the aim of inspecting and carrying out work that was necessary, provided the Lessor has delivered to the Lessee written communication with a minimum anticipation of five (5) business days. The Lessor will have the right to enter the Leased Property at any reasonable time during the usual business hours and at any day time within the thirty (30) days prior to the termination of the Term of this Lease, with the goal of showing the Leased Property to possible future lessees.

SIXTEENTH. HOLD HARMLESS.   The Lessor agrees to maintain, defend and to hold Lessee harmless against any responsibility, including fines or interest for which the Lessee is held responsible to pay due for any act or omission of the Lessor, which directly or indirectly result in said responsibility, fine and/or interest.

The Lessee agrees to maintain, defend and to hold Lessor harmless against any responsibility, including fines or interest for which the Lessor is held responsible to pay due for any act or omission of the Lessee, which directly or indirectly result in said responsibility, fine and/or interest.

SEVENTEENTH. PERMITS, LICENSES AND ECOLOGICAL EQUILIBRIUM. The Lessee is obligated to use the Leased Property in accordance with the applicable environmental laws. The provisions of this Lease and applicable Laws shall govern the responsibility of the Lessee.

EIGHTEENTH. LABOR RESPONSIBILITY. The Lessee declares that each time the Leased Property is used for the establishment of a Company, all of the labor responsibilities derived from the same will be the sole and exclusive responsibility of the Lessee, including without limitation, indemnification to all personnel working in such Company, whether unionized or not, confidential, temporary or other, payment of fees to the Mexican Social Security Institute, payment of federal, state or municipal taxes, payment of union fees and any other cost or fee that could derive from the working relationship. The Lessee will guarantee the obligations assumed in this paragraph in accordance with the provisions of the Twentieth Clause of this Agreement.

Likewise, all of the labor responsibilities derived from the maintenance of the Leased Property that corresponds to the Lessor, will be the sole and exclusive responsibility of the Lessor, including without limitation, indemnification to all personnel working for Lessor, whether unionized or not, confidential, temporary or other, payment of fees to the Mexican Social Security Institute, payment of federal, state or municipal taxes, payment of union fees and any other cost or fee that could derive from the working relationship.

NINETEENTH. MODIFICATIONS TO THE CONTRACTUAL DOCUMENT. Unless otherwise agreed to, no modification, release, or discharge of this Lease or waiver of any of its provisions will be valid or obligatory unless made through a written amendment to this Agreement signed by the Lessor and the Lessee.

TWENTIETH. GUARANTY. SECURITY DEPOSIT. The Lessee states that its Guarantor has executed the Guaranty with the Lessor, which guarantees all of the obligations the Lessee has assumed in the terms of this Lease and, upon signing this Agreement, Lessee shall deliver such Guaranty to the Lessor.

Furthermore, Lessee shall deposit the Security Deposit with Lessor upon signing this Agreement. If Lessee does not fulfill any of its obligations under the Lease, Lessor may apply the Security Deposit on account of such obligation or to reimburse Lessor for any sum that Lessor may expend due to Lessee's default. If Lessor applies any part of the Security Deposit, Lessee, immediately after notice from Lessor, shall deposit with Lessor the amount so applied so that Lessor shall have the full Security Deposit available at all times during the Term of this Lease. Likewise, in case of Rent increases in terms of this Agreement, the Lessee shall immediately deposit to Lessor the amount that may be necessary in order for the Security Deposit to be equal to 2 (two) months of current Rent at all times during the Term of this Lease, provided that if Lessee complies with all the terms, covenants and conditions of this Lease, the Security Deposit (or any balance thereof) shall be returned to Lessee not later than forty-five (45) calendar days after the delivery of possession of the entire Leased Property to Lessor in accordance with the terms of this Agreement.

Additionally, during each year of the Term of this Agreement or at Lessor’s reasonable request in writing, the Lessee shall deliver to Lessor copy of the audited financial statements of Lessee and/or the Guarantor corresponding to the preceding year. Provided that if Lessor, based on such financial statements, reasonably and justifiably determines that due to the economic solvency of Lessee and/or the Guarantor its necessary to improve and/or substitute the Guaranty and/or the Security Deposit to fully guarantee Lessee’s obligations derived from this Agreement, the Lessee shall improve and/or substitute, as the case may be, the Guaranty and/or the Security Deposit in accordance with the foregoing and within the 30 (thirty) days following to the notification in writing delivered by Lessor for said purpose.

TWENTY- FIRST. SOLE CONTRACTUAL DOCUMENT. The parties agree that the present Agreement, contains all the obligations and agreements between them, and therefore, such Agreement is the sole contractual document executed between the parties in regard to the Leased Property, and as such, supersedes any other Lease, contract or agreement, verbal or written between the parties in regard to the Leased Property.

TWENTY-SECOND. APPLICABLE LAW AND JURISDICTION. This Lease shall be subject to the provisions of the Mexican commercial, civil, labor, tax and administrative law and specifically to the Civil Code of the State of Baja California, Mexico. The parties hereto expressly submit any dispute, controversy or claim arising out of or relating to this Lease or the breach, termination or invalidity thereof, to the jurisdiction of the courts sitting in Tijuana, Baja California, Mexico. The parties hereby waive to any jurisdiction that may correspond to them in the future by reason of their present or future domiciles.

TWENTY-THIRD. NOTICES. All notices, demands and requests called for in this Lease shall be made in writing and shall be deemed to have been properly tendered if served personally or if sent by registered or certified mail, return receipts requested, addressed to the Lessor’s Address or Lessee’s Address as the case may be, or at its most recent address as designated by notice to the other party for that purpose. Such address will remain effective unless and until the parties designate another address timely advising the other party in writing of such change.

TWENTY-FOURTH. TRANSLATION. This Agreement is executed both in the Spanish and English languages, both of which shall be binding and constitute one and the same document, provided, however, that in case of dispute the Spanish version shall prevail.

IN WITNESS WHEREOF, the parties hereto have themselves executed or caused this Agreement to be executed by their duly authorized representatives on June 16, 2004 in Tijuana, Baja California, Mexico.

THE LESSOR FINSA PORTAFOLIOS, S.A. DE C.V. By ________________________________ Name: Sergio R. Argüelles González Title: Legal Representative	THE LESSEE PLAMEX, S.A. DE C.V. By ________________________________ Name: Alejandro Bustamante Title: Legal Representative

EXHIBITS

EXHIBIT “A”.   Land and Building Descriptive Plans.

EXHIBIT “B”.   Protective Covenants and Restrictions.

EXHIBIT “C”.   Operational Regulations of the Industrial Park.

EXHIBIT “D”.   Maintenance Preventive Program.

EXHIBIT “E”.   Corporate Guaranty.